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    Mayer, Brown, Rowe & Maw LLP operates in combination with our associated
       English limited liability partnership in the offices listed above.

July 18, 2003                                        Mayer, Brown, Rowe & Maw LLP
                                                                    1675 Broadway
                                                    New York, New York 10019-5820

                                                          Main Tel (212) 506-2500
                                                          Main Fax (212) 262-1910
                                                           www.mayerbrownrowe.com

Oppenheimer Growth Fund
6803 South Tucson Way
Centennial, Colorado 80112

Ladies and Gentlemen:

            This opinion is being furnished to Oppenheimer Growth Fund, a
Massachusetts business trust ("Growth"), in connection with the Registration
Statement on Form N-14 (the "Registration Statement") under the Securities
Act of 1933, as amended (the "1933 Act"), by Growth in connection with the acquisition by Growth of substantially all the assets of Oppenheimer Trinity
Large Cap Growth Fund, a Massachusetts business trust ("Trinity Large Cap
Growth"), in exchange for shares of beneficial interest of Growth ("Shares")
and the assumption by Growth of certain stated liabilities of Trinity Large
Cap Growth pursuant to an Agreement and Plan of Reorganization dated as of
April 17, 2003 (the "Reorganization Agreement").  We have examined such statutes, regulations, corporate records and other documents and reviewed such questions of law as we deemed necessary or appropriate for the purposes of this opinion.

            As to matters of Massachusetts law contained in this opinion, we have relied upon the opinion of Kushner & Sanders LLP, dated the date hereof.

            Based upon the foregoing, we are of the opinion that the Shares when issued, as described in the Reorganization Agreement, will be duly authorized and, assuming receipt of the consideration to be paid therefor, upon delivery as provided in the Reorganization Agreement, will be validly issued, fully paid and non-assessable (except for the potential liability of shareholders described in Growth's Statement of Additional Information dated
October 23, 2002, as revised February 12, 2003 under the caption "Shareholder and Trustee Liability").

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us as legal counsel to
Growth in the Prospectus forming a part of the Registration Statement.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the
Securities and Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/Mayer, Brown, Rowe & Maw LLP
                                    ----------------------
                                    Mayer, Brown, Rowe & Maw LLP